Exhibit 4.1
THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED OR THE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES. THIS NOTE MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED, HYPOTHECATED, TRANSFERRED OR ASSIGNED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FOR THE NOTE UNDER APPLICABLE SECURITIES LAWS OR UNLESS OFFERED, SOLD, PLEDGED, HYPOTHECATED OR TRANSFERRED PURSUANT TO AN AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THOSE LAWS. THE COMPANY SHALL BE ENTITLED TO REQUIRE AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED TO THE EXTENT THAT AN OPINION IS REQUIRED PURSUANT TO THE AGREEMENT UNDER WHICH THE NOTE WAS ISSUED.
THE RIGHT OF THE HOLDER OF THIS CONVERTIBLE SUBORDINATED NOTE TO RECEIVE PAYMENT HEREUNDER IS SUBJECT AND SUBORDINATED IN PAYMENT TO THE SENIOR DEBT TO THE EXTENT AND IN THE MANNER SET FORTH IN PARAGRAPH 3 OF THIS NOTE.
Columbia Laboratories, Inc.
CONVERTIBLE SUBORDINATED
NOTE

Issuance Date: December 22, 2006	$
          For value received, Columbia Laboratories, Inc., a Delaware corporation (the “Company”), hereby promises to pay to                     , or its registered assigns (“Holder”), the principal amount of $                     together with interest thereon from the date set out above as the Issuance Date (the “Issuance Date”) until the date such amount becomes due and payable in accordance with the provisions of this Note.
          This Note was issued pursuant to a Securities Purchase Agreement, dated as of December 21, 2006 (as amended and modified from time to time, the “Purchase Agreement”), between the Company and certain investors, This Convertible Subordinated Note (including all Convertible Subordinated Notes issued in exchange, transfer or replacement hereof, this “Note”) is one of an issue of Convertible Subordinated Notes issued pursuant to the Purchase Agreement on the Issuance Date (collectively, the “Notes” and such other Convertible Subordinated Notes, the “Other Notes”). The Purchase Agreement contains terms governing the rights of the Holder, and all provisions of the Purchase Agreement are hereby incorporated herein in full by reference. Except as defined in paragraph 9 or unless otherwise indicated herein, capitalized terms used in this Note have the same meanings set forth in the Purchase Agreement.

          1. Payment of Interest. Except as otherwise expressly provided in paragraph 4(b), interest shall accrue at the Interest Rate computed on the basis of a 360 day year of twelve thirty day months on the unpaid principal amount of this Note, outstanding from time to time and to the extent permitted by applicable law, on any interest which has not been paid on the date on which it is due and payable, or (if less) at the highest rate then permitted under applicable law. Subject to paragraph 3, the Company shall pay to the Holder in cash all accrued and unpaid interest in arrears for each calendar quarter on the first day of each April, July, October and January, beginning April 1, 2007. Any accrued interest which for any reason has not theretofore been paid shall be paid in full on the date on which the final principal payment on this Note is made.
          2. Payment of Principal on Note.
               Maturity. The Company shall pay the principal amount then outstanding of this Note to the Holder on December 31, 2011, together with all accrued and unpaid interest. This Note shall not be prepaid except with the express written consent of the holders of the Senior Debt; provided that nothing herein shall affect the right of the Holders to convert at any time in accordance with paragraph 5.
          3. Subordination.
          (a) Extent of Subordination. All amounts (including all principal, interest, premiums and other payments) payable by the Company under the Notes (the “Subordinated Debt”) are and shall be subordinate and junior in right of payment to the prior payment in full of the Senior Debt (as defined below) to the extent and in the manner set forth in this paragraph 3. Each holder of the Senior Debt, whether now outstanding or hereafter incurred, shall be deemed to have acquired the Senior Debt in reliance upon the provisions contained in this paragraph 3. This paragraph 3 shall constitute a continuing offer to all persons who become holders of, or continue to hold, the Senior Debt, and the provisions herein are made for the benefit of the holders of the Senior Debt, and such holders are made obligees hereunder and any one or more of them may enforce such provisions.
          (b) Payment Suspension.
               (i) The Holder shall, at all times, be entitled to receive payments on account of the Subordinated Debt in accordance with the terms of this Note; provided, however, that, if and so long as a Senior Default (as defined below) has occurred and is continuing, and written notice thereof (the “Senior Default Notice”) has been delivered by the holders of the Senior Debt to the holders of the Subordinated Debt and the Company referencing the provisions of this paragraph 3 and demanding a suspension of payments during the period of such continuance in accordance with this subparagraph (b) (such period of time being referred to as the “Payment Suspension Period”), then, except as otherwise set forth below, the Company shall not make, and the holders of the Subordinated Debt shall not accept or receive from the Company, directly or indirectly, in cash or other property or by set-off or in any other manner (including, without limitation, from or by way of any collateral or redemption or sale), payment of all or any part of the Subordinated Debt unless and until the earlier of (A) the Senior Debt has been paid in full or (B) the Senior Default has been cured by the Company or waived by the holders of the Senior Debt or the holders of the outstanding principal amount of the Senior Debt have terminated the Payment Suspension Period, in each case in accordance with the terms of the relevant agreements governing such Senior Debt.

               (ii) “Senior Default” means (i) the occurrence and continuance (after any applicable grace period) of a default in payment of all or any part of the Senior Debt, or (ii) the breach or default by the Company of any term of this Note if the effect of such breach or default it to cause an amount exceeding $500,000 to become due prior to its stated maturity or to permit the Holder of this Note to cause an amount exceeding $500,000 to become due prior to its stated maturity, or (iii) the occurrence of any event that provides the Holder of this Note with cash redemption rights prior to its stated maturity.
          (c) Liquidation, Winding Up, etc. Upon any distribution of assets of the Company or upon any dissolution, winding up, liquidation or reorganization of the Company, whether in any bankruptcy, insolvency, reorganization or receivership proceeding or upon an assignment for the benefit of creditors or any other marshalling of the assets and liabilities of the Company:
               (i) the holders of all Senior Debt shall be entitled to receive payment in full of the principal thereof, the interest due thereon and any premium or other payment obligation with respect thereto before the holders of the Subordinated Debt are entitled to receive any payment upon the Subordinated Debt; and
               (ii) any payment or distribution of assets of the Company of any kind or character, whether in cash, property or securities, by set-off or otherwise, to which the holders of the Subordinated Debt would be entitled but for the provisions of this paragraph 3 shall be paid by the liquidating trustee or agent or other Person making such payment or distribution, whether a trustee in bankruptcy, a receiver or liquidating trustee or otherwise, directly to the holders of Senior Debt or their agents or representatives or to the trustee or trustees under any indenture under which any instruments evidencing any of such Senior Debt may have been issued, ratably according to the aggregate amounts remaining unpaid on account of the principal of, interest on and any premium or other amounts payable with respect to the Senior Debt held or represented by each such holder, to the extent necessary to make payment in full of all Senior Debt remaining unpaid, after giving effect to any concurrent payment or distribution to the holders of the Senior Debt.
The consolidation of the Company with, or the merger of the Company into, another entity shall not be deemed a dissolution, winding up, liquidation or reorganization of the Company for the purposes of this paragraph 3(c) if such other entity is organized in the United States and such entity, as a part of such consolidation or merger, succeeds to the Company’s property and business and assumes the Company’s obligations (including the Senior Debt and the Subordinated Debt).
          (d) Payment Held in Trust. All payments or distributions by the Company upon or with respect to the Subordinated Debt which are received by the holders thereof in violation of or contrary to the provisions of subparagraph (b) or (c) above shall be received in trust for the benefit of the holders of the Senior Debt and shall be paid over upon demand to such holders in the same form as so received (with all necessary endorsements) to be applied to the payment of the Senior Debt.
          (e) Subrogation. Upon receipt by the holders of the Senior Debt of amounts sufficient to pay all Senior Debt in full, to the extent any amounts which are otherwise payable with respect to the Subordinated Debt but for the provisions of this paragraph 3 have been paid over to the holders of the Senior Debt, the holders of the Subordinated Debt shall be subrogated to the rights of the holders of Senior Debt to receive payments or distributions of cash, property or securities of the Company applicable to Senior Debt until the Subordinated Debt is paid in full, and no such payments or distributions to the holders of the Senior Debt of cash, property or securities otherwise distributable to the holders of Subordinated Debt shall, as between the Company, its creditors (other than the holders of Senior Debt) and the holders of the Subordinated Debt, be deemed to be payment by the Company to the holders of the Senior Debt. Upon any payment or distribution of assets of the Company referred to in this paragraph 3, the holders of the Subordinated Debt shall be entitled to rely upon a certificate of the liquidating trustee or agent or other Person making any distribution to the holders of the Subordinated Debt for the purpose of ascertaining the Persons entitled to participate in such distribution, the holders of Senior Debt and other indebtedness of the Company, the amount thereof or payable thereon, the amount or amounts paid or distributed thereon and all other facts pertinent thereto or to this paragraph 3. The provisions of this paragraph 3 shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any of the Senior Debt is rescinded or must otherwise be returned by the holders of the Senior Debt for any reason whatsoever (including, without limitation, the insolvency, bankruptcy or reorganization of the Company) all as though such payment had not been made. Subject to the foregoing, the subordination provisions in this paragraph 3 shall terminate when all the Senior Debt has been indefeasibly and irrevocably paid in full.
          (f) Rights Not Subordinated. The provisions of this paragraph 3 are for the purpose of defining the relative rights of the holders of Senior Debt on the one hand and the holders of Subordinated Debt on the other hand, and nothing herein shall impair (as between the Company, the holders of the Subordinated Debt) the Company’s obligation to the holders of the Subordinated Debt to pay to such holders the full amount of the Subordinated Debt in accordance with the terms of the Purchase Agreement and the Notes. No provision of this paragraph 3 shall be construed to prevent the holders of the Subordinated Debt from exercising all rights and remedies available under the Notes, the Purchase Agreement or under applicable law upon the occurrence of an Event of Default or otherwise, subject to the rights of the holders of the Senior Debt as set forth above to receive payments otherwise payable to the holders of the Subordinated Debt, and no provision of this paragraph 3 shall be deemed to subordinate, to any extent, any claim or right of any holder of the Subordinated Debt to any claim against the Company by any creditor or any other Person except to the extent expressly provided herein.
          (g) Continuing Conversion Rights. Nothing in this paragraph 3 shall affect the right of the Holder to convert at any time, in accordance with paragraph 5, including, without limitation, during a Senior Default or the insolvency, bankruptcy or reorganization of the Company.
          (h) Amendment. The provisions of this paragraph 3 may not be amended or modified without the written consent of the holders of all the Senior Debt.
          4. Events of Default.
          (a) Definition. For purposes of this Note, an Event of Default shall be deemed to have occurred if:
               (i) the Company fails to pay when due and payable (whether at maturity or otherwise) any principal, interest or other payment on the Note, and such failure to pay any such amount, other than the principal, is not cured within 30 days after the occurrence thereof;

               (ii) the Company breaches any covenant or other term or condition in any Transaction Document (excluding Article 6 of the Purchase Agreement and the Events of Default set forth in this paragraph 4), and such breach is not cured within 30 days from the Company’s knowledge thereof;
               (iii) the representations and warranties contained in the Purchase Agreement were not true and correct at the Issuance Date (except to the extent expressly made as of an earlier date, in which case, as of such earlier date) and such failure, individually or in the aggregate, results in a material adverse effect on the business, results of operations or financial condition of the Company and its Subsidiaries taken as a whole;
               (iv) the Company or any Subsidiary makes an assignment for the benefit of creditors or admits in writing its inability to pay its debts generally as they become due; or an order, judgment or decree is entered adjudicating the Company or any Subsidiary bankrupt or insolvent; or any order for relief with respect to the Company or any Subsidiary is entered under the Federal Bankruptcy Code; or the Company or any Subsidiary petitions or applies to any tribunal for the appointment of a custodian, trustee, receiver or liquidator of the Company or any Subsidiary, or of any substantial part of the assets of the Company or any Subsidiary, or commences any proceeding (other than a proceeding for the voluntary liquidation and dissolution of any Subsidiary) relating to the Company or any Subsidiary under any bankruptcy reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation law of any jurisdiction; or any such petition or application is filed, or any such proceeding is commenced, against the Company or any Subsidiary and either (A) the Company or any such Subsidiary by any act indicates its approval thereof, consent thereto or acquiescence therein or (B) such petition, application or proceeding is not dismissed within 60 days;
               (v) a judgment, to the extent not covered under an insurance policy, in excess of $1,000,000 is rendered against the Company or any Subsidiary and, within 60 days after entry thereof, such judgment is not discharged in full or execution thereof stayed pending appeal, or within 60 days after the expiration of any such stay, such judgment is not discharged in full; or
               (vi) the Company or any Subsidiary defaults in the performance of any obligation if the effect of such default is to cause an amount exceeding $500,000 to become due prior to its stated maturity or to permit the holder or holders of such obligation to cause an amount exceeding $500,000 to become due prior to its stated maturity.
          The foregoing shall constitute Events of Default whatever the reason or cause for any such Event of Default and whether it is voluntary or involuntary or is effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body and regardless of the effects of any subordination provisions.
          (b) Consequences of Events of Default.
               (i) Upon the occurrence of an Event of Default the Interest Rate on the Notes shall increase immediately by an increment of four percentage point(s) per annum to the extent permitted by law. Any increase of the Interest Rate resulting from the operation of this subparagraph shall terminate as of the close of business on the date on which no Events of Default exist (subject to subsequent increases pursuant to this subparagraph).

               (ii) If an Event of Default of the type described in subparagraph 4(a)(iv) has occurred, the aggregate principal amount of the Notes (together with all accrued interest thereon and all other amounts due and payable with respect thereto) shall become immediately due and payable without any action on the part of any Holder, and the Company shall immediately pay to the holders of the Notes all amounts due and payable with respect to the Notes.
               (iii) If any Event of Default (other than under subparagraph 4(a)(iv)) has occurred and is continuing, the holder or holders of Notes representing at least 25% of the aggregate principal amount of Notes then outstanding may declare all or any portion of the outstanding principal amount of the Notes (together with all accrued interest thereon and all other amounts due and payable with respect thereto) to be immediately due and payable and may demand immediate payment of all or any portion of the outstanding principal amount of the Notes (together with all such other amounts then due and payable) owned by such holder or holders. The Company shall give prompt written notice of any such demand to the other holders of Notes, each of which may demand immediate payment of all or any portion of such holder’s Note. If any holder or holders of the Notes demand immediate payment of all or any portion of the Notes, the Company shall immediately pay to such holder or holders all amounts due and payable with respect to such Notes.
               (iv) Each Holder shall also have any other rights which such Holder may have pursuant to applicable law.
               (v) The Company hereby waives diligence, presentment, protest and demand and notice of protest and demand, dishonor and nonpayment of this Note and expressly agrees that this Note, or any payment hereunder, may be extended from time to time and that the holder hereof may accept security for this Note or release security for this Note, all without in any way affecting the liability of the Company hereunder.
          5. Conversion.
          This Note shall be convertible into shares of Common Stock on the terms and conditions set forth in this paragraph 5.
          (a) Conversion Procedure.
               (i) The Holder may convert all or any portion of the outstanding principal amount of this Note into a number of shares of the Conversion Stock (excluding any fractional share) determined by dividing the principal amount designated by such Holder to be converted by the Conversion Price then in effect.
               (ii) To convert any principal amount into shares of Conversion Stock on any date (a “Conversion Date”), the Holder shall (A) transmit by facsimile (or otherwise deliver), for receipt on or prior to 11:59 p.m., New York Time, on such date, a copy of an executed notice of conversion in the form attached hereto as Annex A (the “Conversion Notice”) to the Company and (B) if required by paragraph 5(a)(iv), surrender this Note to a nationally recognized overnight delivery service for delivery to the Company (or an indemnification undertaking with respect to this Note in the case of its loss, theft or destruction). On or before the first Business Day following the date of receipt of a Conversion Notice, the Company shall transmit by facsimile a confirmation of receipt of such Conversion Notice to the Holder and the Company’s transfer agent (the “Transfer Agent”). On or before the third

Business Day following the date of receipt of a Conversion Notice (the “Share Delivery Date”), the Company shall (1) (X) if legends are not required to be placed on certificates of Conversion Stock pursuant to the Purchase Agreement and provided that the Transfer Agent is participating in the Depository Trust Company’s (“DTC”) Fast Automated Securities Transfer Program, credit such aggregate number of shares of Conversion Stock to which the Holder shall be entitled to the Holder’s or its designee’s balance account with DTC through its Deposit Withdrawal Agent Commission system or (Y) if the Transfer Agent is not participating in the DTC Fast Automated Securities Transfer Program, issue and deliver to the address as specified in the Conversion Notice, a certificate, registered in the name of the Holder or its designee, for the number of shares of Conversion Stock to which the Holder shall be entitled which certificates shall not bear any restrictive legends unless required pursuant to Section 3.6 of the Purchase Agreement. The Person or Persons entitled to receive the shares of Conversion Stock issuable upon a conversion of this Note shall be treated for all purposes as the record holder or holders of such shares of Conversion Stock on the Conversion Date. On the date that the Conversion Stock is delivered to the Holder, the Company shall also deliver to the Holder a payment in an amount equal to the sum of all accrued interest with respect to the principal amount converted, which has not been paid prior thereto.
               (iii) If within three Trading Days after the Company’s receipt of the facsimile copy of a Conversion Notice the Company shall fail to issue and deliver a certificate to the Holder or credit the Holder’s balance account with DTC for the number of shares of Conversion Stock to which the Holder is entitled upon such holder’s conversion of any principal amount (a “Conversion Failure”), and if on or after such Trading Day the Holder purchases (in an open market transaction or otherwise) Common Stock to deliver in satisfaction of a sale by the Holder of Conversion Stock issuable upon such conversion that the Holder anticipated receiving from the Company (a “Buy-In”), then the Company shall, within three Business Days after the Holder’s request and in the Holder’s discretion, either (i) pay cash to the Holder in an amount equal to the Holder’s total purchase price (including brokerage commissions and other out of pocket expenses, if any) for the shares of Common Stock so purchased (the “Buy-In Price”), at which point the Company’s obligation to deliver such certificate (and to issue such Conversion Stock) shall terminate, or (ii) promptly honor its obligation to deliver to the Holder a certificate or certificates representing such Conversion Stock and pay cash to the Holder in an amount equal to the excess (if any) of the Buy-In Price over the product of (A) such number of shares of Common Stock, times (B) the Closing Bid Price on the Conversion Date.
               (iv) The Company shall maintain a register (the “Register”) for the recordation of the names and addresses of the holders of each Note and the principal amount of the Notes held by such holders (the “Registered Notes”). The entries in the Register shall be conclusive and binding for all purposes absent manifest error. The Company and the holders of the Notes shall treat each Person whose name is recorded in the Register as the owner of a Note for all purposes, including, without limitation, the right to receive payments of Principal and Interest hereunder, notwithstanding notice to the contrary. A Registered Note may be assigned or sold in whole or in part only by registration of such assignment or sale on the Register. Upon its receipt of a request to assign or sell all or part of any Registered Note by a Holder, the Company shall record the information contained therein in the Register and issue one or more new Registered Notes in the same aggregate principal amount as the principal amount of the surrendered Registered Note to the designated assignee or transferee pursuant to paragraph 13. Notwithstanding anything to the contrary set forth herein, upon conversion of any portion of this Note in accordance with the terms hereof, the Holder shall not be required to physically surrender this Note to the Company unless (A) the full principal amount represented by this Note is being converted or (B) the Holder has provided the Company with prior written notice

(which notice may be included in a Conversion Notice) requesting reissuance of this Note upon physical surrender of this Note. The Holder and the Company shall maintain records showing the principal converted and the dates of such conversions or shall use such other method, reasonably satisfactory to the Holder and the Company, so as not to require physical surrender of this Note upon conversion.
               (v) If any fractional share of Conversion Stock would, except for the provisions hereof, be deliverable upon conversion of this Note, the Company, in lieu of delivering such fractional share, shall pay an amount equal to the Market Price of such fractional share as of the date of such conversion.
               (vi) All certificates evidencing the Conversion Shares to be issued to the Holder may bear a legend in substantially the following form:
THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES. THE SECURITIES MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED, HYPOTHECATED, TRANSFERRED OR ASSIGNED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER APPLICABLE SECURITIES LAWS, OR UNLESS OFFERED, SOLD, PLEDGED, HYPOTHECATED OR TRANSFERRED PURSUANT TO AN AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THOSE LAWS. THE COMPANY SHALL BE ENTITLED TO REQUIRE AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED TO THE EXTENT THAT AN OPINION IS REQUIRED PURSUANT TO THE AGREEMENT UNDER WHICH THE SECURITIES WERE ISSUED.
               (vii) The issuance of certificates for shares of Conversion Stock upon conversion of this Note shall be made without charge to the Holder for any issuance tax in respect thereof or other cost incurred by the Company in connection with such conversion and the related issuance of shares of Conversion Stock. Upon conversion of this Note, the Company shall take all such actions as are necessary in order to ensure that the Conversion Stock issuable with respect to such conversion shall be validly issued, fully paid and nonassessable.
               (viii) The Company shall not close its books against the transfer of Conversion Stock issued or issuable upon conversion of this Note in any manner which interferes with the timely conversion of this Note. The Company shall assist and cooperate with any Holder required to make any governmental filings or obtain any governmental approval prior to or in connection with the conversion of this Note (including, without limitation, making any filings required to be made by the Company).
          (b) Conversion Price. The initial Conversion Price shall be $5.25, subject to adjustment as set forth in this Note.
          (c) Limitations on Conversions.
               (i) Beneficial Ownership. The Company shall not effect any conversion of this Note or otherwise issue shares of Common Stock pursuant to paragraphs

5(e) and 5(h) hereof, and the Holder of this Note shall not have the right to convert any portion of this Note pursuant to paragraph 5(a), to the extent that after giving effect to such conversion, the Holder (together with the Holder’s affiliates) would beneficially own in excess of 9.99% (the “Maximum Percentage”) of the number of shares of Common Stock outstanding immediately after giving effect to such conversion. For purposes of the foregoing sentence, the number of shares of Common Stock beneficially owned by the Holder and its affiliates shall include the number of shares of Common Stock issuable upon conversion of this Note with respect to which the determination of such sentence is being made, but shall exclude the number of shares of Common Stock which would be issuable upon (A) conversion of the remaining, non-converted portion of this Note beneficially owned by the Holder or any of its affiliates and (B) exercise or conversion of the unexercised or non-converted portion of any other securities of the Company (including, without limitation, any Other Notes or warrants) subject to a limitation on conversion or exercise analogous to the limitation contained herein beneficially owned by the Holder or any of its affiliates. Except as set forth in the preceding sentence, for purposes of this paragraph 5(c), beneficial ownership shall be calculated in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended. For purposes of this paragraph 5(c), in determining the number of outstanding shares of Common Stock, the Holder may rely on the number of outstanding shares of Common Stock as reflected in (x) the Company’s most recent Form 10-K, Form 10-Q or Form 8-K, as the case may be (y) a more recent public announcement by the Company or (z) any other notice by the Company or the Transfer Agent setting forth the number of shares of Common Stock outstanding. For any reason at any time, upon the written request of the Holder, the Company shall within one Business Day confirm in writing to the Holder the number of shares of Common Stock then outstanding. In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to the conversion or exercise of securities of the Company, including this Note, by the Holder or its affiliates since the date as of which such number of outstanding shares of Common Stock was reported.
               (ii) Principal Market Regulation. The Company shall not be obligated to issue any shares of Common Stock upon conversion of this Note, and the Holder of this Note shall not have the right to receive upon conversion of this Note any shares of Common Stock, if the issuance of such shares of Common Stock would exceed the aggregate number of shares of Common Stock which the Company may issue upon conversion or exercise, as applicable, of the Notes and Warrants without breaching the Company’s obligations under the rules or regulations of the applicable Principal Market (the number of shares which may be issued without violating such rules and regulations, the "Exchange Cap”), except that such limitation shall not apply in the event that the Company (A) obtains the approval of its stockholders as required by the applicable rules of such Principal Market for issuances of Common Stock in excess of such amount or (B) obtains a written opinion from outside counsel to the Company that such approval is not required, which opinion shall be reasonably satisfactory to the Holders. Unless and until such approval or written opinion is obtained, no purchaser of the Notes pursuant to the Purchase Agreement (the “Purchasers”) shall be issued in the aggregate, upon conversion or exercise or otherwise, as applicable, of Notes or Warrants, shares of Common Stock in an amount greater than the product of the Exchange Cap multiplied by a fraction, the numerator of which is the principal amount of Notes issued to such Purchasers pursuant to the Purchase Agreement on the Closing Date and the denominator of which is the aggregate principal amount of all Notes issued to the Purchasers pursuant to the Securities Purchase Agreement on the Closing Date (with respect to each Purchaser, the “Exchange Cap Allocation”). In the event that any Purchaser shall sell or otherwise transfer any of such Purchaser’s Notes, the transferee shall be allocated a pro rata portion of such Purchaser’s Exchange Cap Allocation, and the restrictions of the prior sentence shall apply to such transferee with respect to the portion of the Exchange Cap Allocation allocated to such transferee. In the event that any holder of Notes shall convert all of such holder’s Notes into a number of shares of Common Stock which, in the aggregate, is less than such holder’s Exchange Cap Allocation, then the difference between such holder’s Exchange Cap Allocation and the number of shares of Common Stock actually issued to such holder shall be allocated to the respective Exchange Cap Allocations of the remaining holders of Notes on a pro rata basis in proportion to the aggregate principal amount of the Notes then held by each such holder.
          (d) Subdivision or Combination of Common Stock. If the Company at any time subdivides (by any stock split, stock dividend or otherwise) one or more classes of its outstanding shares of Common Stock into a greater number of shares, the Conversion Price in effect immediately prior to such subdivision shall be proportionately reduced, and if the Company at any time combines (by reverse stock split or otherwise) one or more classes of its outstanding shares of Common Stock into a smaller number of shares, the Conversion Price in effect immediately prior to such combination shall be proportionately increased.
          (e) Rights Upon Fundamental Transaction and Change of Control.
               (i) Assumption. The Company shall not enter into or be party to a Fundamental Transaction unless (i) the Successor Entity assumes in writing all of the obligations of the Company under this Note and the other Transaction Documents in accordance with the provisions of this paragraph 5(e) pursuant to written agreements in form and substance reasonably satisfactory to the Holders and approved by the Holders prior to such Fundamental Transaction, including agreements to deliver to each holder of Notes in exchange for such Notes a security of the Successor Entity evidenced by a written instrument substantially similar in form and substance to the Notes, including, without limitation, having a principal amount and interest rate equal to the principal amounts and the interest rates of the Notes then outstanding held by such holder, having similar conversion rights and having similar ranking to the Notes, and reasonably satisfactory to the Holders and (ii) the Successor Entity (including its Parent Entity) is a publicly traded corporation whose common stock is quoted on or listed for trading on an Eligible Market (a “Public Successor Entity”). Upon the occurrence of any Fundamental Transaction, the Successor Entity shall succeed to, and be substituted for (so that from and after the date of such Fundamental Transaction, the provisions of this Note referring to the “Company” shall refer instead to the Successor Entity), and may exercise every right and power of the Company and shall assume all of the obligations of the Company under this Note with the same effect as if such Successor Entity had been named as the Company herein. Upon consummation of the Fundamental Transaction, the Successor Entity shall deliver to the Holder confirmation that there shall be issued upon conversion of this Note at any time after the consummation of the Fundamental Transaction, in lieu of the shares of the Common Stock (or other securities, cash, assets or other property) issuable upon the conversion of the Notes prior to such Fundamental Transaction, such shares of the publicly traded common stock (or their equivalent) of the Successor Entity (including its Parent Entity), as adjusted in accordance with the provisions of this Note. The provisions of this paragraph shall apply similarly and equally to successive Fundamental Transactions and shall be applied without regard to any limitations on the conversion of this Note.
               (ii) Redemption Right. No sooner than 20 Trading Days nor later than ten Trading Days prior to the consummation of a Change of Control, but not prior to the public announcement of such Change of Control, the Company shall deliver written notice thereof via facsimile and overnight courier to the Holder (a “Change of Control Notice”). At any time during the period beginning after the Holder’s receipt of a Change of Control Notice and ending on 20 Trading Days after the effective date of the Change of Control (the “Effective

Date”, and such period between the date of the Holder’s receipt of a Change of Control Notice and the date ending on 20 Trading Days after the Effective Date, “Change of Control Redemption/Conversion Period”), the Holder may require the Company to redeem all or any portion of this Note by delivering written notice thereof (“Change of Control Redemption Notice”) to the Company, which Change of Control Redemption Notice shall indicate the principal amount of the Note being redeemed plus all accrued interest thereon and all other amounts due and payable with respect thereto (the “Conversion Amount”) the Holder is electing to redeem. The portion of this Note subject to redemption pursuant to this paragraph 5(e) shall be redeemed by the Company in cash at a price equal to the Conversion Amount being redeemed (the “Change of Control Redemption Price”). Redemptions required by this paragraph 5(e) shall be made in accordance with the provisions of this paragraph 5(e) and shall have priority to payments to stockholders in connection with a Change of Control. To the extent redemptions required by this paragraph 5(e) are deemed or determined by a court of competent jurisdiction to be prepayments of the Note by the Company, such redemptions shall be deemed to be voluntary prepayments. Notwithstanding anything to the contrary in this paragraph 5(e), but subject to paragraph 5(c), until the Change of Control Redemption Price (together with any interest thereon) is paid in full, the principal amount submitted for redemption under this paragraph 5(e) (together with any interest thereon) may be converted, in whole or in part, by the Holder into Common Stock pursuant to paragraph 5.
          (iii) Make-Whole Premium.
          (A) Upon the occurrence of a Change of Control, the Holder shall be entitled to receive from the Company, on the applicable Change of Control Purchase Date, a Make-Whole Premium, if any, if the Holder converts, in whole or in part, this Note pursuant to paragraph 5 hereof at any time during the Change of Control Redemption/Conversion Period. The Make-Whole Premium shall be equal to an additional number of shares of Common Stock calculated in accordance with paragraph 5(e)(iii)(B) hereof. The Make-Whole Premium will be in addition to, and not in substitution for, any cash, securities or other assets otherwise due to Holder upon conversion as described in this Note. For purposes of paragraph 5 hereof, the “Change of Control Purchase Date” shall mean the Effective Date; provided that with respect to any conversion for which a Conversion Notice is delivered after the Effective Date and during the Change of Control Redemption/Conversion Period, the Change of Control Purchase Date shall mean the date that is three Business Days following the applicable Conversion Date.
          (B) The “Make-Whole Premium” shall be equal to the principal amount of the portion of the note being converted divided by $1,000 and multiplied by the applicable number of shares of Common Stock determined by reference to the table below (the “Make-Whole Premium Table”) and is based on the Effective Date and the Stock Price.

Make-Whole Premium Table
(Number of Additional Shares of Common Stock)

Stock Price/
Effective Date	$3.50	$3.85	$4.20	$4.55	$4.90	$5.25	$5.60	$5.95	$6.30	$6.65	$7.00	$7.35	$7.70	$8.05	$8.40	$8.75	$9.10	$9.45	$9.80	$10.15	$10.50

12/31/2006	119.133	104.543	92.711	82.959	74.809	67.917	62.027	56.948	52.532	48.666	45.257	42.236	39.543	37.130	34.960	32.999	31.221	29.602	28.215	26.771	25.528
12/31/2007	114.372	99.254	87.056	77.054	68.739	61.745	55.801	50.705	46.300	42.466	39.106	36.146	33.525	31.191	29.106	27.234	25.548	24.023	22.641	21.383	20.236
12/31/2008	108.820	92.885	80.084	69.633	60.984	53.743	47.621	42.400	37.917	34.042	30.674	27.733	25.153	22.882	20.876	19.098	17.518	16.110	14.853	13.727	12.717
12/31/2009	103.252	86.470	73.153	62.402	53.583	46.243	40.046	34.746	30.155	26.131	22.564	19.371	16.488	13.866	11.468	9.266	7.237	5.364	3.654	2.042	0.382
12/31/2010	95.392	76.648	62.150	50.824	41.895	34.790	29.081	24.444	20.635	17.467	14.795	12.510	10.530	8.790	7.245	5.857	4.601	3.456	2.408	1.463	0.445
12/31/2011	95.238	69.264	47.619	29.304	13.703	0.000	0.000	0.000	0.000	0.000	0.000	0.000	0.000	0.000	0.000	0.000	0.000	0.000	0.000	0.000	0.000

               (iv) The exact Stock Price and Effective Date may not be set forth on the Make-Whole Premium Table, in which case, if the Stock Price is between two Stock Prices on the Make-Whole Premium Table or the Effective Date is between two Effective Dates on the Make-Whole Premium Table, the Make-Whole Premium shall be determined by straight-line interpolation between Make-Whole Premium amounts set forth for the higher and lower Stock Prices and the two Effective Dates, as applicable, based on a 365-day year (or a 366-day year if the Effective Date occurs in a leap year). The Stock Prices set forth in the column headers are subject to adjustment pursuant to paragraph 5(d).
               (A) If the Stock Price is less than or equal to $3.50 (subject to adjustment pursuant to paragraph 5(d), the “Stock Price Threshold”), the Make-Whole Premium shall be equal to zero shares of Common Stock.
               (B) If the Stock Price is equal to or greater than $10.50 (subject to adjustment pursuant to paragraph 5(d), the “Stock Price Cap”), the Make-Whole Premium shall be equal to zero shares of Common Stock.
               (C) “Stock Price” means the price paid per share of Common Stock in the transaction constituting the Change of Control, determined as follows: (i) if holders of Common Stock receive only cash in the transaction constituting the Change of Control, the Stock Price shall equal the cash amount paid per share of Common Stock; and (ii) in all other cases, the Stock Price shall equal the arithmetic average of the Closing Sale Prices of a share of Common Stock over the five (5) Trading Day period ending on the fifth (5th) Trading Day immediately preceding the Effective Date.
               (v) The Company shall pay the Make-Whole Premium solely in shares of Common Stock (other than cash paid in lieu of fractional shares) or in the same form of consideration into which all or substantially all of the shares of Common Stock have been converted or exchanged in connection with the Change of Control. If holders of the Common Stock receive or have the right to receive more than one form of consideration in connection with such Change of Control, then, for purposes of the foregoing, the forms of consideration in which the Make-Whole Premium shall be paid shall be in proportion to the different forms of consideration paid to holders of Common Stock in connection with such Change of Control.
               (vi) The Company shall, from time to time, appoint an independent nationally recognized investment bank to serve as calculation agent with respect to calculation of the Make-Whole Premium (the “Calculation Agent”). The Calculation Agent shall, on behalf of and on request by the Company, calculate (1) the Stock Price and (2) the Make-Whole Premium in respect of such Stock Price, based on the Effective Date specified by the Company, and shall deliver its calculation of the Stock Price and Make-Whole Premium to the Company and the Holder within three Business Days of the request by the Company or the Required Holders. The Company, (A) shall notify the Holder of the Stock Price and the estimated Make-Whole Premium per $1,000 of Conversion Amount in respect of a Change of Control as part of the Change of Control Notice and (B) shall notify the holder of the Notes, promptly upon the opening of business on the Effective Date, of the number of shares of Common Stock (or such other securities, assets or property (including cash) into which all or substantially all of the shares of Common Stock have been converted as of the Effective Date as described above) to be paid in respect of the Make-Whole Premium in connection with such Change of Control, in the manner provided in this Note. The Company shall verify, in writing, all calculations made by the Calculation Agent pursuant to this paragraph 5(e)(vi).
               (vii) Adjustment to the Make-Whole Premium. Whenever the Conversion Price shall be adjusted from time to time by the Company pursuant to paragraph 5, the Stock Price Threshold, the Stock Price Cap and each of the Stock Prices set forth in the Make-Whole Premium Table shall be adjusted. The adjusted Stock Price Threshold, Stock Price Cap, and Stock Prices set forth in the Make-Whole Premium Table shall equal such Stock Prices immediately prior to such adjustment multiplied by a fraction, the numerator of which is the Conversion Price as so adjusted and the denominator of which is the Conversion Price immediately prior to the adjustment giving rise to such adjustment. Each of the share amounts set forth in the body of the Make-Whole Premium Table shall also be adjusted in the same manner and at the same time.
               (viii) If the Holder has submitted a Change of Control Redemption Notice in accordance with paragraph 5(e), the Company shall deliver the applicable Change of Control Redemption Price to the Holder concurrently with the consummation of such Change of Control if such notice is received prior to the consummation of such Change of Control and within five Business Days after the Company’s receipt of such notice otherwise. In the event of a redemption of less than all of the Conversion Amount of this Note, the Company shall promptly cause to be issued and delivered to the Holder a new Note representing the outstanding principal which has not been redeemed. In the event that the Company does not pay the applicable Change of Control Redemption Price to the Holder within the time period required, at any time thereafter and until the Company pays such unpaid Change of Control Redemption Price in full, the Holder shall have the option, in lieu of redemption, to require the Company to promptly return to the Holder all or any portion of this Note representing the Conversion Amount that was submitted for redemption and for which the applicable Change of Control Redemption Price that has not been paid. Upon the Company’s receipt of such notice, (x) the applicable Redemption Notice shall be null and void with respect to such Conversion Amount, (y) the Company shall immediately return this Note, or issue a new Note to the Holder representing the sum of such Conversion Amount to be redeemed together with accrued and unpaid Interest with respect to such Conversion Amount and (z) the Conversion Price of this Note or such new Notes shall be adjusted to the lesser of (A) the Conversion Price as in effect on the date on which the applicable Change of Control Redemption Notice is voided and (B) the lowest Closing Bid Price of the Common Stock during the period beginning on and including the date on which the applicable Change of Control Redemption Notice is delivered to the Company and ending on and including the date on which the applicable Change of Control Redemption Notice is voided.
          (f) Certain Events. If any event occurs of the type contemplated by the provisions of this paragraph 5 but not expressly provided for by such provisions (including, without limitation, the granting of stock appreciation rights, phantom stock rights or other rights with equity features), then the Company’s Board of Directors shall make an appropriate adjustment in the Conversion Price so as to protect the rights of each Holder; provided, that no such adjustment shall increase the Conversion Price as otherwise determined pursuant to this paragraph 5 or decrease the number of shares of Conversion Stock issuable upon conversion of the Notes then outstanding.

          (g) Notices.
               (i) Immediately upon any adjustment of the Conversion Price, the Company shall send written notice thereof to the Holder, setting forth in reasonable detail and certifying the calculation of such adjustment.
               (ii) The Company shall send written notice to the Holder at least 20 days prior to the date on which the Company closes its books or takes a record (A) with respect to any dividend or distribution upon the Common Stock, (B) with respect to any pro rata subscription offer to holders of Common Stock or (C) for determining rights to vote with respect to any Fundamental Change, dissolution or liquidation.
               (iii) The Company shall also give at least 20 days prior written notice of the date on which any Fundamental Change, dissolution or liquidation shall take place.
          (h) Mandatory Conversion.
               (i) Subject to paragraph 5(c), if at any time from and after December 22, 2009, the Weighted Average Price of the Common Stock for each of 20 consecutive Trading Days (the “Mandatory Conversion Measuring Period”) equals or exceeds 200% of the Conversion Price and there is not then an Equity Conditions Failure, the Company shall have the right to require the Holder to convert up to 100% of the outstanding principal amount then remaining under this Note, in each case as designated in the Mandatory Conversion Notice (as defined below) into fully paid, validly issued and nonassessable shares of Common Stock in accordance with paragraph 5(a) hereof at the Conversion Rate as of the Mandatory Conversion Date (as defined below) (a “Mandatory Conversion”).
               (ii) The Company may exercise its right to require conversion under this paragraph 5(h) by delivering within not more than three Trading Days following the end of such Mandatory Conversion Measuring Period a written notice thereof to all, but not less than all, of the holders of Notes (the “Mandatory Conversion Notice” and the date all of the holders received such notice is referred to as the “Mandatory Conversion Notice Date”). The Mandatory Conversion Notice shall be irrevocable. The Mandatory Conversion Notice shall state (w) the Trading Day selected for the Mandatory Conversion in accordance with paragraph 5(h)(i), which Trading Day shall be no later than five Business Days following the Mandatory Conversion Notice Date (the “Mandatory Conversion Date”), (x) the aggregate principal amount of the Notes subject to mandatory conversion from the Holder and all of the other holders of the Notes pursuant to this paragraph 5(i) (and analogous provisions under such other Notes), (y) the number of shares of Common Stock to be issued to such Holder on the Mandatory Conversion Date, and (z) certify that there is not then an Equity Conditions Failure.
               (iii) If the Company elects to cause a conversion of any principal amount of this Note pursuant to this paragraph 5(h), then it must simultaneously take the same action in the same proportion with respect to the other Notes. If the Company elects a Mandatory Conversion of this Note pursuant to this paragraph 5(h) (or similar provisions under the other Notes) with respect to less than all of the principal amount of the Notes then outstanding, then the Company shall require conversion of a principal amount from each of the holders of the Notes equal to the product of (x) the aggregate principal amount of Notes which the Company has elected to cause to be converted pursuant to this paragraph 5(h), multiplied by (y) a fraction, the numerator of which is the principal amount of the Notes held by such holder and the denominator of which is the aggregate principal amount of the Notes then outstanding.

          6. Dividends. If the Company declares a cash dividend upon the Common Stock (a “Dividend”), then the Company shall pay to the holders of the Notes at the time of payment thereof the Dividend which would have been paid to the Holder on the Conversion Stock had this Note been fully converted immediately prior to the date on which a record is taken for such Dividend (without regard to any limitations on conversion contained herein), or, if no record is taken, the date as of which the record holders of Common Stock entitled to such Dividends are to be determined.
          7. Purchase Rights. If at any time the Company grants, issues or sells any Options, Convertible Securities or rights to purchase stock, warrants, securities or other property pro rata to the record holders of Common Stock (the “Purchase Rights”), then each holder of the Notes shall be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which such holder could have acquired if such holder had held the number of shares of Conversion Stock acquirable upon conversion of such holder’s Note immediately before the date on which a record is taken for the grant, issuance or sale of such Purchase Rights (without regard to any limitations on conversion herein or elsewhere), or, if no such record is taken, the date as of which the record holders of Common Stock are to be determined for the grant, issue or sale of such Purchase Rights.
          8. Amendment and Waiver. Except as otherwise expressly provided herein, the provisions of the Notes may be amended and the Company may take any action herein prohibited, or omit to perform any act herein required to be performed by it, only if the Company has obtained the written consent of the holders of at least a majority of the outstanding principal amount of the Notes; provided that no such action shall change (i) the rate at which or the manner in which interest accrues on the Notes or the times at which such interest becomes payable, (ii) any provision relating to the scheduled payments or prepayments of principal on the Notes, (iii) the Conversion Price of the Notes or the number of shares or the class of stock into which the Notes are convertible or (iv) any provision of this paragraph 8, without the written consent of the holders of at least 75% of the outstanding principal amount of the Notes.
          9. Definitions. For purposes of the Notes, the following terms have the respective meaning set forth in this paragraph 9.
          “2002 Investment and Royalty Agreement” means that Investment and Royalty Agreement dated July 31, 2002, by and among the Company and PharmaBio, as amended by the Letter Agreement dated January 26, 2004.
          “2003 Investment and Royalty Agreement” means that Investment and Royalty Agreement dated March 5, 2003, by and between the Company and PharmaBio, as amended by the Letter Agreement dated January 26, 2004 and the Letter Agreement dated April 14, 2006.
          “Bloomberg” means Bloomberg Financial Markets.
          "Capital Stock” means any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock, including, without limitation, in respect of partnerships, partnership interests (whether general or limited) and any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, such partnership.

          “Change of Control” means any Fundamental Transaction other than (i) any reorganization, recapitalization or reclassification of the Common Stock or business combination in which the Company is the publicly traded surviving entity in which holders of the Company’s voting power immediately prior to such reorganization, recapitalization or reclassification or business combination continue after such reorganization, recapitalization or reclassification or business combination to hold publicly traded securities, or (ii) pursuant to a migratory merger effected solely for the purpose of changing the jurisdiction of incorporation of the Company. Notwithstanding anything in this Note to the contrary, a merger or consolidation shall not be deemed to constitute a “Change of Control” if at least 90% of the consideration (excluding cash payments for fractional shares and cash payments pursuant to dissenters’ appraisal rights) in the merger or consolidation consists of shares of Capital Stock that are listed on, or immediately after the transaction will be listed on, any Eligible Market and as a result of such transaction the obligations of the Company under the Notes are expressly assumed by the Person issuing such consideration in such merger or consolidation and any Notes surrendered for conversion would become convertible into such publicly traded securities.
          “Closing Bid Price” and “Closing Sale Price” means, for any security as of any date, the last closing bid price and last closing trade price, respectively, for such security on the Principal Market, as reported by Bloomberg, or, if the Principal Market begins to operate on an extended hours basis and does not designate the closing bid price or the closing trade price, as the case may be, then the last bid price or last trade price, respectively, of such security prior to 4:00:00 p.m., New York Time, as reported by Bloomberg, or, if the Principal Market is not the principal securities exchange or trading market for such security, the last closing bid price or last trade price, respectively, of such security on the principal securities exchange or trading market where such security is listed or traded as reported by Bloomberg, or if the foregoing do not apply, the last closing bid price or last trade price, respectively, of such security in the over-the-counter market on the electronic bulletin board for such security as reported by Bloomberg, or, if no closing bid price or last trade price, respectively, is reported for such security by Bloomberg, the average of the bid prices, or the ask prices, respectively, of any market makers for such security as reported in the “pink sheets” by Pink Sheets LLC (formerly the National Quotation Bureau, Inc.). If the Closing Bid Price or the Closing Sale Price cannot be calculated for a security on a particular date on any of the foregoing bases, the Closing Bid Price or the Closing Sale Price, as the case may be, of such security on such date shall be the fair market value as mutually determined by the Company and the Holder. If the Company and the Holder are unable to agree upon the fair market value of such security, then such dispute shall be resolved pursuant to paragraph 23. All such determinations to be appropriately adjusted for any stock dividend, stock split, stock combination or other similar transaction during the applicable calculation period.
          “Common Stock” means the Company’s Common Stock, par value $0.01 per share.
          “Convertible Securities” means any stock or securities (directly or indirectly) convertible into or exchangeable for Common Stock.
          “Conversion Stock” means shares of the Company’s authorized but unissued Common Stock; provided, that if there is a change such that the securities issuable upon conversion of the Notes are issued by an entity other than the Company or there is a change in the class of securities so issuable, then the term “Conversion Stock” shall mean one share of the security issuable upon conversion of this Note if such security is issuable in shares, or shall mean the smallest unit in which such security is issuable if such security is not issuable in shares.
          “Eligible Market” means The NASDAQ Global Market, The New York Stock Exchange, Inc., the American Stock Exchange, The NASDAQ Capital Market or The NASDAQ Global Select Market.
          “Equity Conditions” means that either (a) the Registration Statement filed pursuant to the Purchase Agreement shall be effective and available for the resale of all remaining Registrable Securities in accordance with the terms of the Purchase Agreement or (b) all shares of Common Stock issuable upon conversion of the Notes shall be eligible for sale without restriction and without the need for registration under any applicable federal or state securities laws.
          “Equity Conditions Failure” means that on any day during the period commencing ten Trading Days prior to the applicable Mandatory Conversion Notice Date through the applicable Mandatory Conversion Date, the Equity Conditions have not been satisfied (or waived in writing by the Holder).
          “Fundamental Transaction” means that (A) the Company shall, directly or indirectly, in one or more related transactions, (i) consolidate or merge with or into (whether or not the Company is the surviving corporation) another Person or Persons, or (ii) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of the Company to another Person, or (iii) allow another Person to make a purchase, tender or exchange offer that is accepted by the holders of more than 50% of the outstanding shares of Voting Stock (not including any shares of Voting Stock held by the Person or Persons making or party to, or associated or affiliated with the Persons making or party to, such purchase, tender or exchange offer), or (iv) consummate a stock purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off or scheme of arrangement) with another Person whereby such other Person acquires more than the 50% of the outstanding shares of Voting Stock (not including any shares of Voting Stock held by the other Person or other Persons making or party to, or associated or affiliated with the other Persons making or party to, such stock purchase agreement or other business combination), or (v) reorganize, recapitalize or reclassify its Common Stock, or (B) any “person” or “group” (as these terms are used for purposes of Sections 13(d) and 14(d) of the Exchange Act) is or shall become the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of 50% of the aggregate Voting Stock of the Company.
          “Indebtedness” of any Person means, without duplication (i) all indebtedness for borrowed money, (ii) all obligations issued, undertaken or assumed as the deferred purchase price of property or services, including (without limitation) “capital leases” in accordance with GAAP (other than trade payables entered into in the ordinary course of business), (iii) all reimbursement or payment obligations with respect to letters of credit, surety bonds and other similar instruments, (iv) all obligations evidenced by notes, bonds, debentures or similar instruments, including obligations so evidenced incurred in connection with the acquisition of property, assets or businesses, (v) all indebtedness created or arising under any conditional sale or other title retention agreement, or incurred as financing, in either case with respect to any property or assets acquired with the proceeds of such indebtedness (even though the rights and remedies of the seller or bank under such agreement in the event of default are limited to repossession or sale of such property), (vi) all monetary obligations under any leasing or similar arrangement which, in connection with GAAP, consistently applied for the periods covered thereby, is classified as a capital lease, (vii) all indebtedness referred to in clauses (i) through (vi) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any mortgage, lien, pledge, charge, security interest or other encumbrance upon or in any property or assets (including accounts and contract rights) owned by any Person, even though the Person which owns such assets or property has not assumed or become liable for the payment of such indebtedness, and (viii) all contingent obligations in respect of indebtedness or obligations of others of the kinds referred to in clauses (i) through (vii) above.
          “Interest Rate” means (i) initially 8% per annum and (ii) following the Company’s receipt of Preterm Approval, 5% per annum.
          “Lien” means any mortgage, lien, pledge, charge, security interest or other encumbrance.
          “Market Price” means on any particular date:
               (a) if the Common Stock is traded on the Nasdaq Capital Market, the Nasdaq Global Market, the Nasdaq Global Select Market (or their successors) the average of the closing prices of the Common Stock on such market over the five trading days ending immediately prior to the applicable date of valuation;
               (b) if the Common Stock is traded on any registered national stock exchange but is not traded on the Nasdaq Capital Market, the Nasdaq Global Market or the Nasdaq Global Select Market (or their successors), the average of the closing prices of the Common Stock on such exchange over the five trading days ending immediately prior to the applicable date of valuation;
               (c) if the Common Stock is traded over-the-counter, but not on the Nasdaq Capital Market, the Nasdaq Global Market, the Nasdaq Global Select Market or a registered national stock exchange, the average of the closing bid prices over the 30-day period ending immediately prior to the applicable date of valuation; and
               (d) if there is no active public market for the Common Stock, the value thereof, as determined in good faith by the Board of Directors of the Company upon due consideration of the proposed determination thereof by the Holder.
          “Options” means any rights or options to subscribe for or purchase Common Stock or Convertible Securities.
          “Parent Entity” of a Person means an entity that, directly or indirectly, controls the applicable Person and whose common stock or equivalent equity security is quoted or listed on an Eligible Market, or, if there is more than one such Person or Parent Entity, the Person or Parent Entity with the largest public market capitalization as of the date of consummation of the Fundamental Transaction.
          “Permitted Indebtedness” of any Person means (i) all Indebtedness of a type set forth in clause (ii) of the definition of Indebtedness, (ii) all Indebtedness of a type set forth in clause (iii) of the definition of Indebtedness and incurred in the ordinary course of business, (iii) unsecured Indebtedness between the Company and any of its Subsidiaries or between

Subsidiaries, and (iv) any other Indebtedness in an aggregate original principal amount not to exceed $4,000,000 at any one time outstanding.
          “Permitted Liens” means (i) any Lien for taxes not yet due or delinquent or being contested in good faith by appropriate proceedings, (ii) any statutory Lien arising in the ordinary course of business by operation of law with respect to a liability that is not yet due or delinquent or that is being contested in good faith by appropriate proceedings, (iii) any Lien created by operation of law, such as materialmen’s liens, mechanics’ liens and other similar liens, arising in the ordinary course of business with respect to a liability that is not yet due or delinquent or that are being contested in good faith by appropriate proceedings, (iv) Liens (A) upon or in any equipment or other fixed asset (together “equipment”) acquired or held by the Company or any of its Subsidiaries to secure the purchase price of such equipment or indebtedness incurred solely for the purpose of financing the acquisition or lease of such equipment, or (B) existing on such equipment at the time of its acquisition, provided that the Lien is confined solely to the property so acquired and improvements thereon, and the proceeds of such equipment, (v) Liens incurred in connection with the extension, renewal or refinancing of the Indebtedness secured by Liens of the type described in (iv) above, provided that any extension, renewal or replacement Lien shall be limited to the property encumbered by the existing Lien and the principal amount of the Indebtedness being extended, renewed or refinanced does not increase, (vi) leases or subleases and licenses and sublicenses granted to others in the ordinary course of the Company’s business, not interfering in any material respect with the business of the Company and its Subsidiaries taken as a whole, (vii) Liens in favor of customs and revenue authorities arising as a matter of law to secure payments of custom duties in connection with the importation of goods, and (viii) Liens arising from judgments, decrees or attachments in circumstances not constituting an Event of Default under paragraph 4(a)(iv), (ix) rights of setoff or bankers’ Liens upon deposits of cash, (x) Liens consisting of deposits made in the ordinary course of business, (xi) Liens arising by operation of law under Article 4 of the Uniform Commercial Code, (xii) Liens on property not securing Indebtedness for borrowed money, which do not interfere in any material respect with the Company’s or any Subsidiary’s use thereof in the ordinary course of business, and (xiii) Liens securing the Senior Debt.
          “Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.
          “PharmaBio” means PharmaBio Development Inc., a corporation organized under the laws of the State of North Carolina, and its successors and assigns.
          “Preterm Approval” means approval by the United States Food and Drug Administration to the new drug application, amendment or supplement for permitting the marketing of progesterone gel 8% for the prevention of recurrent preterm birth.
          “Principal Market” means the principal securities exchange or securities market on which the Common Stock is then traded.
          “Senior Debt” means (i) the total royalties payable by the Company to PharmaBio pursuant to Section 2.3 of the 2003 Investment and Royalty Agreement up to an aggregate amount of $30,000,000, (ii) the Repayment Amount (as defined in the 2003 Investment and Royalty Agreement), if any, owing by the Company to PharmaBio pursuant to Section 2.2 of the 2003 Investment and Royalty Agreement, and (iii) the total royalties payable by the Company to PharmaBio pursuant to Section 2.2 of the 2002 Investment and Royalty Agreement up to an aggregate amount of $8,000,000.
          “Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a limited liability company, partnership, association or other business entity, a majority of the partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a limited liability company, partnership, association or other business entity if such Person or Persons shall be allocated a majority of limited liability company, partnership, association or other business entity gains or losses or shall be or control any managing director or general partner of such limited liability company, partnership, association or other business entity.
          “Successor Entity” means the Person, which may be the Company, formed by, resulting from or surviving any Fundamental Transaction or the Person with which such Fundamental Transaction shall have been made, provided that if such Person is not a publicly traded entity whose common stock or equivalent equity security is quoted or listed for trading on an Eligible Market, Successor Entity shall mean such Person’s Parent Entity.
          “Trading Day” means any day on which the Common Stock is traded on the Principal Market, provided that “Trading Day” shall not include any day on which the Common Stock is scheduled to trade on such exchange or market for less than 4.5 hours or any day that the Common Stock is suspended from trading during the final hour of trading on such exchange or market (or if such exchange or market does not designate in advance the closing time of trading on such exchange or market, then during the hour ending at 4:00:00 p.m., New York Time) and, for purposes of the definition of “Weighted Average Price”, includes the period from the official open of trading to the official close of trading on the relevant market.
          “Voting Stock” of a Person means capital stock of such Person of the class or classes pursuant to which the holders thereof have the general voting power to elect, or the general power to appoint, at least a majority of the board of directors, managers or trustees of such Person (irrespective of whether or not at the time capital stock of any other class or classes shall have or might have voting power by reason of the happening of any contingency).
          “Weighted Average Price” means, for the Common Stock as of any date, the dollar volume-weighted average price for the Common Stock on the Principal Market during such Trading Day, as reported by Bloomberg through its “Volume at Price” functions, or, if the foregoing does not apply, the dollar volume-weighted average price of the Common Stock in the over-the-counter market on the electronic bulletin board for the Common Stock during such Trading Day as reported by Bloomberg, or, if no dollar volume-weighted average price is reported for the Common Stock by Bloomberg for such Trading Day, the average of the highest closing bid price and the lowest closing ask price of any of the market makers for the Common Stock as reported in the “pink sheets” by Pink Sheets LLC (formerly the National Quotation Bureau, Inc.). All such determinations shall be appropriately adjusted for any stock dividend, stock split, stock combination or other similar transaction during the applicable calculation period.

          10. Reservation of Authorized Shares.
          (a) The Company shall initially reserve out of its authorized and unissued Common Stock a number of shares of Common Stock for each of the Notes equal to 100% of the Conversion Rate with respect to the principal amount of each such Note as of the Issuance Date. So long as any of the Notes are outstanding, the Company shall take all action necessary to reserve and keep available out of its authorized and unissued Common Stock, solely for the purpose of effecting the conversion of the Notes, 100% of the number of shares of Common Stock as shall from time to time be necessary to effect the conversion of all of the Notes then outstanding; provided that at no time shall the number of shares of Common Stock so reserved be less than the number of shares required to be reserved by the previous sentence (without regard to any limitations on conversions) (the “Required Reserve Amount”). The initial number of shares of Common Stock reserved for conversions of the Notes and each increase in the number of shares so reserved shall be allocated pro rata among the holders of the Notes based on the principal amount of the Notes held by each holder at the Closing (as defined in the Purchase Agreement) or increase in the number of reserved shares, as the case may be (the “Authorized Share Allocation”). In the event that a holder shall sell or otherwise transfer any of such holder’s Notes, each transferee shall be allocated a pro rata portion of such holder’s Authorized Share Allocation. Any shares of Common Stock reserved and allocated to any Person which ceases to hold any Notes shall be allocated to the remaining holders of Notes, pro rata based on the principal amount of the Notes then held by such holders.
          (b) If at any time while any of the Notes remain outstanding the Company does not have a sufficient number of authorized and unreserved shares of Common Stock to satisfy its obligation to reserve for issuance upon conversion of the Notes at least a number of shares of Common Stock equal to the Required Reserve Amount (an “Authorized Share Failure”), then the Company shall immediately take all action necessary to increase the Company’s authorized shares of Common Stock to an amount sufficient to allow the Company to reserve the Required Reserve Amount for the Notes then outstanding. Without limiting the generality of the foregoing sentence, as soon as practicable after the date of the occurrence of an Authorized Share Failure, but in no event later than 90 days after the occurrence of such Authorized Share Failure, the Company shall hold a meeting of its stockholders for the approval of an increase in (the “Authorized Share Failure Deadline”), the number of authorized shares of Common Stock. In connection with such meeting, the Company shall provide each stockholder with a proxy statement and shall use its best efforts to solicit its stockholders’ approval of such increase in authorized shares of Common Stock and to cause its board of directors to recommend to the stockholders that they approve such proposal. During all or part of any thirty-day period (the “Authorized Share Failure Payment Period”) during which the Authorized Share Failure remains uncured, the Company shall pay to each holder 1% of such holder’s principal amount of his or her Notes for each Authorized Share Failure Payment Period during which the Authorized Share Failure remains uncured.
          11. Covenants.
               (a) All payments due under this Note shall rank pari passu with all Other Notes and shall be senior to all other Indebtedness of the Company and its Subsidiaries, other than the Senior Debt and Permitted Indebtedness.
               (b) So long as this Note is outstanding, the Company shall not, and the Company shall not permit any of its Subsidiaries to, directly or indirectly, incur or guarantee, assume or suffer to exist any Indebtedness that would rank senior or pari passu to the Notes, other than (i) the Indebtedness evidenced by this Note and the Other Notes, (ii) the Senior Debt and (iii) Permitted Indebtedness.
               (c) So long as this Note is outstanding, the Company shall not, and the Company shall not permit any of its Subsidiaries to, directly or indirectly, allow or suffer to exist any Lien, other than Permitted Liens.
          12. Notice by the Company. The Company shall send Notice to the Holder of the Company’s receipt of the Preterm Approval within ten business days of its receipt thereof.
          13. Transfers. The Company shall maintain a register for recording the ownership and the transfer of the Notes. Upon surrender of this Note for registration of transfer or for exchange to the Company at its principal office, the Company at its sole expense shall execute and deliver in exchange therefor a new Note or Notes, as the case may be, as requested by the holder or transferee, which aggregate the unpaid principal amount of such Note, registered as such holder or transferee may request, dated so that there will be no loss of interest on such surrendered Note and otherwise of like tenor. The issuance of new Note(s) shall be made without charge to the holder(s) of the surrendered Note for any issuance tax in respect thereof or other cost incurred by the Company in connection with such issuance; provided that the Holder shall pay any transfer taxes associated therewith. The Company shall be entitled to regard the registered holder of this Note as the owner and holder of the Notes so registered for all purposes until the Company is required to record a transfer of this Note on its register.
          14. Replacement. Upon receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Note and, in the case of any such loss, theft or destruction of this Note, upon receipt of an indemnity reasonably satisfactory to the Company (provided that, if the holder of this Note is a financial institution, its own unsecured agreement shall be satisfactory) or, in the case of any such mutilation, upon the surrender and cancellation of this Note, the Company, at its expense, shall execute and deliver, in lieu thereof, a new Note of like tenor and dated the date of such lost, stolen, destroyed or mutilated Note. Any Note in lieu of which any such new Note has been so executed and delivered by the Company shall not be deemed to be an outstanding Note.
          15. Waivers. The Company hereby waives presentation for payment, demand, notice of nonpayment and notice of protest with respect to this Note.
          16. Cancellation. After all principal and accrued interest at any time owed on this Note has been paid in full, this Note shall be surrendered to the Company for cancellation and shall not be reissued.
          17. Form of Payments. All payments to be made to the holders of the Notes shall be made in the lawful money of the United States of America in immediately available funds, with no offsets against or withholding from any payments due hereunder.
          18. Place of Payment. Payments of principal and interest shall be delivered to                      at the following address:

or to such other address or to the attention of such other person as specified by prior written notice to the Company.
          19. Notices. All notices, demands or other communications to be given or delivered under or by reason of the provisions of this Note shall be in writing and shall be deemed to have been given when delivered personally to the recipient, sent to the recipient by reputable overnight courier service (charges prepaid) or mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid. Such notices, demands and other communications shall be sent to the Holder and to the Company at the respective addresses indicated below:
If to the Company:
Columbia Laboratories, Inc.
354 Eisenhower Parkway
Livingston, New Jersey 07039
Telecopier No.: (973) 994-3001
Telephone No.: (973) 994-3999
Attention: General Counsel
With a copy to:
Kaye Scholer LLP
425 Park Avenue
New York, New York 10022
Telecopier No.: (212) 836-8689
Telephone No.: (212) 836-8673
Attention: Adam H. Golden, Esq.
If to the Holder:

or to such other address or to the attention of such other person as the recipient party has specified by prior written notice to the sending party.
          20. Business Days. If any payment is due, or any time period for giving notice or taking action expires, on a day which is a Saturday, Sunday or legal holiday in the State of New York, the payment shall be due and payable on, and the time period shall automatically be extended to, the next business day immediately following such Saturday, Sunday or legal holiday, and interest shall continue to accrue at the required rate hereunder until any such payment is made.
          21. Governing Law. All issues and questions concerning the construction, validity, enforcement and interpretation of this Note shall be governed by, and construed in accordance with, the laws of the State of New York, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of

New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York.
          22. Usury Laws. It is the intention of the Company and the Holder to conform strictly to all applicable usury laws now or hereafter in force, and any interest payable under this Note shall be subject to reduction to the amount not in excess of the maximum legal amount allowed under the applicable usury laws as now or hereafter construed by the courts having jurisdiction over such matters. If the maturity of this Note is accelerated by reason of an election by the Holder resulting from an Event of Default, voluntary prepayment by the Company or otherwise, then earned interest may never include more than the maximum amount permitted by law, computed from the Issuance Date until payment, and any interest in excess of the maximum amount permitted by law shall be canceled automatically and, if theretofore paid, shall at the option of the Holder either be rebated to the Company or credited on the principal amount of this Note, or if this Note has been paid, then the excess shall be rebated to the Company. The aggregate of all interest (whether designated as interest, service charges, points or otherwise) contracted for, chargeable, or receivable under this Note shall under no circumstances exceed the maximum legal rate upon the unpaid principal balance of this Note remaining unpaid from time to time. If such interest does exceed the maximum legal rate, it shall be deemed a mistake and such excess shall be canceled automatically and, if theretofore paid, rebated to the Company or credited on the principal amount of this Note, or if this Note has been repaid, then such excess shall be rebated to the Company.
          23. Dispute Resolution. In the case of a dispute as to the determination of a Market Price, the Closing Bid Price, the Closing Sale Price, Change of Control Redemption Price or the Weighted Average Price or the arithmetic calculation of the Conversion Rate, the Company shall submit the disputed determinations or arithmetic calculations via facsimile within two Business Days of receipt, or deemed receipt, of the applicable notice or other event giving rise to such dispute, as the case may be, to the Holder. If the Holder and the Company are unable to agree upon such determination or calculation within two Business Days of such disputed determination or arithmetic calculation being submitted to the Holder, then the Company shall, within two Business Days submit via facsimile (a) the disputed determination of a Market Price, the Closing Bid Price, the Closing Sale Price, Change of Control Redemption Price or the Weighted Average Price to an independent, reputable investment bank selected by the Company and approved by the Holder or (b) the disputed arithmetic calculation of the Conversion Rate to the Company’s independent, outside accountant. The Company, at the Company’s expense, shall cause the investment bank or the accountant, as the case may be, to perform the determinations or calculations and notify the Company and the Holder of the results no later than five Business Days from the time it receives the disputed determinations or calculations. Such investment bank’s or accountant’s determination or calculation, as the case may be, shall be binding upon all parties absent demonstrable error.
* * *
[Signature Page Follows]

          IN WITNESS WHEREOF, the Company has executed and delivered this Note on December 22, 2006.

COLUMBIA LABORATORIES, INC.

Attest	By
Its

Convertible Subordinate Note Signature Page

ANNEX A
COLUMBIA LABORATORIES, INC.
CONVERSION NOTICE
Reference is made to the Convertible Subordinated Note (the “Note”) issued to the undersigned by Columbia Laboratories, Inc. (the “Company”). In accordance with and pursuant to the Note, the undersigned hereby elects to convert the principal amount of the Note indicated below into shares of Common Stock par value $0.01 per share (the “Common Stock”) of the Company, as of the date specified below.

Date of Conversion:

Aggregate Principal Amount to be converted:

Please confirm the following information:

Conversion Price:

Number of shares of Common Stock to be issued:

Please issue the Common Stock into which the Note is being converted in the following name and to the following address:

Issue to:

Facsimile Number:

Authorization:

By:

Title:

Dated:

Account Number:

(if electronic book entry transfer)

Transaction Code Number:

(if electronic book entry transfer)

(Date)	(Signature)

(Print Name)

A-1

ACKNOWLEDGMENT
          The Company hereby acknowledges this Conversion Notice and hereby directs American Stock Transfer & Trust Company to issue the above indicated number of shares of Common Stock in accordance with the Transfer Agent Instructions dated December 21, 2006 from the Company and acknowledged and agreed to by American Stock Transfer & Trust Company.

COLUMBIA LABORATORIES, INC.
By:
Name:
Title:

A-2